CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the registration statements (Form F-3) and related Prospectus of M-Systems Flash Disk Pioneers Ltd. (the "Company") for the registration of 6,500,000 of its Ordinary shares, and to the incorporation by reference therein of our report dated January 23, 2003 (Except for Note 15 which date is May 1, 2003) with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ KOST FORER and GABBAY
September 30, 2003	A Member of Ernst & Young Global

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